Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT (the “Second Amendment”) to the Employment Agreement (as defined below) is made this 7th day of May 2024, by and between MKS Instruments, Inc., a Massachusetts corporation (“MKS”), and James A. Schreiner (“Employee”).

WHEREAS, MKS and Employee are parties to an employment agreement dated September 16, 2019 (the “Employment Agreement”), as amended by an Amendment dated October 25, 2021 (the “First Amendment”);

WHEREAS, at the request of MKS, Employee has agreed to extend his expatriate assignment through August 17, 2025; and

WHEREAS, pursuant to Section 13 of the Employment Agreement, MKS and Employee wish to modify certain provisions of the Employment Agreement, as amended by the First Amendment, relating to Employee’s eligibility to earn compensation related to his expatriate assignment, as described herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt whereof are hereby acknowledged, the parties agree as follows:

1.

Effective as of Employee’s execution of this Second Amendment, the phrase “Senior Vice President” is replaced by “Executive Vice President” in all instances in Sections 1 and 6(l) of the Employment Agreement, as amended by the First Amendment.

2.

Effective as of Employee’s execution of this Second Amendment, the base salary rate of “$465,000” in Section 4(a) of the Employment Agreement, as amended by the First Amendment, is replaced by “$472,000”.

3.

Effective as of Employee’s execution of this Second Amendment, Section 4(g) to the Employment Agreement, as added by Section 3 of the First Amendment, is deleted and replaced in its entirety with the following:

Expatriate Equity Award. Provided Employee remains employed by the Company and remains in his expatriate assignment (unless the Company directed he return earlier) on the identified vesting dates, and subject to the terms and conditions of the relevant Company equity plan, and relevant restricted stock unit agreement, and MKS Compensation Committee approval, Employee shall receive an equity award of time-based restricted stock units (RSUs) with a grant date value of $850,000 (the “Expatriate Equity Award”). The Expatriate Equity Award will vest in two installments, as follows: (a) 60% of the Expatriate Equity Award will vest on August 17, 2024, and (b) 40% of the Expatriate Equity Award will vest on August 17, 2025. The grant date of the Expatriate Equity Award will be on or about May 15, 2024.

4.	For the avoidance of doubt, following the execution of this Second Amendment, Employee shall no longer be eligible for the Expatriate Service Bonus as described in Section 3 of the First Amendment.

5.

Effective as of Employee’s execution of this Second Amendment, the last sentence of Section 6(l) to the Employment Agreement, as amended by Section 5 of the First Amendment, is deleted and replaced in its entirety with the following:

For the avoidance of doubt, this Expatriate Service Good Reason is available only after Employee has completed at least two years of the expatriate assignment (or such longer term of service as may be mutually agreed by the Company and Employee following the date hereof) and does not apply upon an earlier return by him to employment in the United States, unless the Company directed that he return earlier.

6.	Except as modified in paragraphs 1-5 above, the Employment Agreement, as amended by the First Amendment, remains unchanged and in full force and effect.

In witness whereof, the parties hereto have executed, in the Commonwealth of Massachusetts, this Amendment as a sealed instrument, as of the day, month and year first written above.

MKS INSTRUMENTS, INC.

By:	/s/ Sally Ann Bouley
	Name:	Sally Ann Bouley
	Title:	Executive Vice President and Chief
Human Resources Officer

/s/ James A. Schreiner
James A. Schreiner